Exhibit 21


           Subsidiaries of United Community Banks, Inc.


               Subsidiary                  State of Organization
               ----------                  ---------------------
United Community Bank,                         Georgia
Blairsville, Georgia (d/b/a Union
County Bank in Union County,
Georgia; d/b/a First Bank of
Habersham in Habersham County,
Georgia; d/b/a United Community
Bank of Lumpkin County, Georgia)

Carolina Community Bank, Murphy,           North Carolina
 North Carolina

Peoples Bank of Fannin County,                 Georgia
Blue Ridge, Georgia (d/b/a Peoples
Bank and United Community Bank
of Gilmer County)

Towns County Bank, Hiawassee,                  Georgia
 Georgia

White County Bank, Cleveland,                  Georgia
 Georgia

First Clayton Bancshares, Inc.,                Georgia
 Clayton, Georgia

United Family Finance Co.                      Georgia

United Family Finance Co. of               North Carolina
North Carolina, Murphy,
 North Carolina